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EXHIBIT 10.29

November 28, 2001

VIA HAND DELIVERY

Mr. Ken Kelley

Dear Ken:

        As we have discussed, the following sets forth the terms and conditions of the separation and consulting agreement between you and Intrabiotics Pharmaceuticals, Inc. (the "Company"):

        1.    Employment Resignation. Although you have resigned your employment with the Company effective January 31, 2002 (the "Separation Date"), until then you will be on a paid leave of absence, and, except as specified in this Agreement, you will not be authorized to work or represent the Company in any manner beginning November 29, 2001. You and the Company agree that each will notify third parties (including prospective employers) that your employment was terminated due to your resignation. In addition, we agree that your employment termination will be deemed a "Constructive Termination" for the purposes of the Intrabiotics Pharmaceuticals, Inc. Senior Executive Severance Benefit Plan (the "Severance Plan"), a copy of which is attached hereto as Exhibit A, and the 2001 Officer Incentive Bonus Plan (the "Bonus Plan"), a copy of which is attached hereto as Exhibit B.

        2.    Resignation as Director. You agree to resign as a member of the Company's Board of Directors (the "Board"), effective as of November 29, 2001, by submitting your resignation in a letter (in the form attached hereto as Exhibit C) to the Acting Chairman of the Board at the same time that you sign this Agreement.

        3.    Accrued Salary and Paid Time Off. On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings and reduced by the amount of any withholding obligation arising under and pursuant to Section 4(b) below. You are entitled to these payments by law.

        4.    Bonus Plan. Although you have not met all of the conditions to earn a bonus pursuant to the Bonus Plan, you will nevertheless receive the following:

          (a)  A bonus payment equal to twenty percent (20%) of your base salary in effect on the Separation Date, subject to standard payroll deductions and withholdings and reduced by the amount of any withholding obligation arising from Section 4(b) below, and paid on January 31, 2002; and

          (b)  Although the conditions for accelerated vesting set forth in the Bonus Plan are not met, the Company nevertheless agrees that the restricted common stock award for seventy-five thousand (75,000) shares of Common Stock issued to you pursuant to the Bonus Plan (the "Restricted Stock Award") will be subject to accelerated vesting such that fifty percent (50%) of the Restricted Stock Award shares will be vested effective December 31, 2001, in addition to any other Restricted Stock Award shares already vested, if any. You hereby authorize the Company to deduct the amount of the withholding obligation arising from this Section 4(b) from the bonus payment paid pursuant to Section 4(a) above and, to the extent such bonus payment does not fully meet such withholding obligation, from any and all other amounts owed to you by the Company including, but not limited to, your accrued vacation, salary and/or your Severance Payments.

        5.    Severance Benefits. The Company will provide you with the following severance benefits:

          (a)  Pursuant to the Severance Plan, and subject to the terms and conditions of the Severance Plan, you will receive severance pay in the form of a continuation of your Base Salary (as defined in the Severance Plan) for twenty (20) months (the "Continuation Period") following the

  Separation Date (the "Severance Payments"). The Severance Payments will be made on the Company's normal payroll schedule, and will be subject to standard payroll deductions and withholdings and reduced by the amount of any withholding obligation arising under and pursuant to Section 4(b). In addition, in the event of a Change in Control (defined in Section 6(c)(ii)) of the Company in which the obligation to continue to provide the Severance Payments is not assumed by an acquiring entity, the Company will pay you a lump sum payment equal to the total amount of the remaining unpaid Severance Payments, subject to any amounts withheld pursuant to this paragraph;

          (b)  Pursuant to the Severance Plan, and provided that you timely elect continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Company shall pay the portion of premiums of your group medical, dental and vision coverage, including coverage for your eligible dependents, that the Company paid prior to the Separation Date, for the shorter of: (i) the Continuation Period; or (ii) the period during which you and/or your dependents remain eligible for COBRA continuation coverage under the Company's health care plan. Notwithstanding anything to the contrary above, no such premium payments shall be made following the date that you become eligible for coverage by a medical, dental or vision insurance plan of a subsequent employer. You are required to notify the Company immediately if you become eligible for coverage under a medical, dental or vision insurance plan of a subsequent employer; and

          (c)  All stock option grants issued to you by the Company will be subject to accelerated vesting such that fifty percent (50%) of all shares unvested as of the Separation Date will be vested and exercisable effective as of the Separation Date, in addition to any other already vested shares (if any). Your Restricted Stock Award does not qualify for accelerated vesting under this Section 5(c).

        6.    Consulting Relationship. The Company agrees to retain you, and you agree to make yourself available to perform services, as a consultant to the Company, under the terms specified below.

          (a)  Consulting Period. The Company will engage you as a consultant for the period commencing on the Separation Date and continuing for the shorter of (the "Consulting Period"): (i) eighteen (18) months; or (ii) the date that you breach this Agreement. The Consulting Period may only terminate by expiration of its term or by your earlier breach of this Agreement. During the Consulting Period, you may notify third parties (including prospective employers) that you are a consultant to the Company.

          (b)  Consulting Services. During the Consulting Period, you agree to make yourself available, by telephone or in person, to provide consulting services (the "Services") of up to ten (10) hours per month to the Company as requested by the Chairman of the Board. The Services that you will provide in assisting the Company in the subleasing, termination and/or renegotiation of the lease for the Stierlin Court property are not subject to and do not count against the monthly limit of ten hours of Services. The Company agrees to provide you with appropriate and reasonable administrative and legal support in connection with your Services pertaining to the Stierlin Court property. You agree to exercise the highest degree of professionalism and to utilize your expertise and creative talents in performing the Services. The manner and means by which you choose to provide the Services are in your sole discretion and control, consistent with the Company's requirements. During the Consulting Period, you will not have access to Company premises unless specifically requested by the Chairman of the Board.

          (c)  Stock Option Grants.

              (i)  Continued Vesting During Consulting Period. Pursuant to the terms, conditions and limitations of your stock option agreements, and the Company's 1995 Stock Option Plan and 2000 Equity Incentive Plan (collectively, the "Stock Plans"), the Services shall be considered your continuous service to the Company and your outstanding stock option grants issued under the Stock Plans will continue to vest during the Consulting Period pursuant to the following vesting schedule: for each such grant, 1/18th of the shares not vested as of the commencement of the Consulting Period will vest one month after the commencement of the Consulting Period, and 1/18th of such shares will vest monthly thereafter during the Consulting Period. Other than this continued vesting, you will not be entitled to and will not receive any compensation or benefits for the Services.

            (ii)  Accelerated Vesting Upon Change In Control. You and the Company agree to amend your outstanding stock option grants issued under the Stock Plans to provide that in the event that a Change in Control (as defined herein) of the Company occurs during the Consulting Period, all of the unvested shares subject to your outstanding stock option grants will vest and become fully exercisable as of the effective date of such Change in Control. For purposes of this Agreement, a "Change in Control" is defined as (A) a sale, lease or other disposition of all or substantially all of the securities or assets of the Company, (B) a merger or consolidation in which the Company is not the surviving corporation, or (C) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise.

          (iii)  Parachute Payments. If any payment or benefit that you would receive in connection with a Change in Control from the Company or otherwise ("Payment") would (A) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (B) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Payment shall be equal to the Reduced Amount. The "Reduced Amount" shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting "parachute payments" is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless you elect in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your stock awards unless you elect in writing a different order for cancellation. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and you within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or you) or such other time as requested by the Company or you. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced

    Amount, it shall furnish the Company and you with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and you.

            (iv)  You are advised by the Company to seek independent legal advice with respect to tax and securities law issues regarding your stock option grants and Restricted Stock Award.

          (d)  No Agency or Employment Relationship. During the Consulting Period, you will be an independent contractor and you will not be considered an agent or an employee of the Company; you will not have authority to make any representation, contract, or commitment on behalf of the Company and you shall not purport to have any such authority. In addition, you will not be entitled to any of the benefits which the Company may make available to its employees, such as group insurance, workers' compensation insurance coverage, profit sharing, or retirement benefits. You will be solely responsible for payment of any and all expenses incurred by you in performing the Services.

          (e)  Protection of Company Information. You agree that, during the Consulting Period and thereafter, you will not use or disclose any confidential or proprietary information or materials of the Company which you obtain or develop in the course of performing the Services, except with the advance written authorization of the Chairman of the Board. Any and all work product you create in connection with the Services will be the sole and exclusive property of the Company. You hereby assign to the Company, to the fullest extent permitted by law, all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed by you, alone or with others, in the course of performing the Services.

          (f)    Other Work Activities. Except as set forth herein, during the Consulting Period: (i) you may engage in other employment, consulting or other work relationships; and (ii) the Company shall not require you to render the Services at times and places that unreasonably interfere with your ability to engage in such other work relationships. During the Consulting Period, you agree that you will not: (i) carry on any business or activity (whether directly or indirectly, as a partner, stockholder, principal, agent, director, affiliate, employee or consultant) in the fields of antibiotics, antimicrobials and/or that involve or relate to therapies for oral mucositis, nor engage in any other activities that conflict with your obligations to the Company; (ii) solicit or influence, or attempt to influence, any person employed by the Company to terminate or otherwise cease his or her employment with the Company or to become an employee of a competitor of the Company; or (iii) solicit or influence, or attempt to influence, any client, business partner, or other person either directly or indirectly, to direct his, her or its business dealings to any person, firm, corporation, institution or other entity in competition with the business of the Company.

        7.    Resignation Announcement. You and the Company will agree on the wording of a jointly released public announcement concerning your resignation that will be released during the week of November 26, 2001, and the Company agrees to respond to any inquiries regarding your resignation in a manner consistent with such public announcement.

        8.    Proprietary Information Obligations. You acknowledge your continuing obligations under your Intrabiotics' Employment, Confidential Information and Invention Assignment Agreement, a copy of which is attached hereto as Exhibit D.

        9.    Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, bonus, severance, stock vesting or benefits after the Separation Date.

        10.  Expense Reimbursements. You agree to submit to the Company within five (5) business days of the Separation Date your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for such business expenses pursuant to its regular business practice.

        11.  Return of Company Property. By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information (including, but not limited to, email and files on your computer hard drive), tangible property, credit cards, telephone calling cards, entry cards, identification badges and keys, and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). As part of this Agreement, the Company will give you, "as is" and without warranty or guarantee of any kind, the desktop computer, laptop computer, and computer printer that you were allowed to use during your employment. On or before the Separation Date, you will deliver the desktop computer, laptop computer, and computer printer to the Company, so that the Company may identify, remove and/or delete any Company property located or stored therein.

        12.  No Admissions. Nothing contained in this Agreement shall be construed as an admission by you or by the Company of any liability, obligation, wrongdoing or violation of law.

        13.  Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee or contractor.

        14.  Nondisparagement. Both you and the Company agree not to disparage the other party, and the other party's officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process.

        15.  Kelley's Release of Claims. In exchange for the consideration under this Agreement to which you would not otherwise be entitled and as required by the Severance Plan, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company, including but not limited to claims under the Severance Plan or the Bonus Plan; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the "ADEA"), and the California Fair Employment and Housing Act (as amended).

        16.  ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the date you sign this Agreement; (b) you have the right to consult with an attorney prior to executing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by you, provided that the Company has also executed this Agreement by that date (the "Effective Date").

        17.  Company's Release of Claims. The Company hereby releases, acquits and forever discharges you from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities, and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date the Company executes this Agreement, with the exception of any claim arising out of your obligations under this Agreement, your Employment, Confidential Information and Invention Assignment Agreement, your proprietary information obligations, criminal misconduct, or fraud. You will continue to be covered by the Company's Directors & Officers liability insurance policy consistent with its terms.

        18.  Section 1542 Waiver. In granting the releases herein, the parties understand that this Agreement includes a release of all claims known or unknown. In giving these releases, which includes claims which may be unknown at present, the parties acknowledge that they have read and understand Section 1542 of the California Civil Code which reads as follows:

    "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

You and the Company hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to their releases of any unknown or unsuspected claims they may have.

        19.  Miscellaneous. This Agreement, including Exhibits C and D, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. You shall not assign, transfer or subcontract this Agreement or any of your obligations hereunder without the Company's express prior written permission. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

        Please sign below to indicate your agreement to these terms and conditions, and return the Agreement to me.

Sincerely,
INTRABIOTICS PHARMACEUTICALS, INC.

By:	/s/ Kathy LaPorte Kathy LaPorte Acting Chairman of the Board of Directors

Enclosures:
Exhibit A—Senior Executive Severance Plan
Exhibit B—2001 Officer Incentive Bonus Plan
Exhibit C—Resignation of Board Membership Letter
Exhibit D—Intrabiotics' Employment, Confidential Information and Invention Assignment Agreement

I UNDERSTAND AND AGREE TO THE TERMS SET FORTH ABOVE:
/s/ Kenneth J. Kelley Ken Kelley
Date:	November 29, 2001

EXHIBIT A

SENIOR EXECUTIVE SEVERANCE BENEFIT PLAN

[This document was previously filed as Exhibit 10.26 to the Company's Form 10-Q filed with the Securities and Exchange Commission on August 14, 2001.]

EXHIBIT B

2001 OFFICER INCENTIVE BONUS PLAN

[This document was previously filed as Exhibit 10.28 to the Company's Form 10-Q filed with the Securities and Exchange Commission on August 14, 2001.]

EXHIBIT C

LETTER OF RESIGNATION

November 29, 2001

Kathy LaPorte
Acting Chairman of the Board of Directors

Dear Kathy:

        For the reasons we have discussed, effective November 29, 2001, I hereby resign as a member of the Board of Directors of Intrabiotics Pharmaceuticals, Inc. (the "Company").

        I have enjoyed my working relationship with you and the Board and I look forward to continuing to be of service to the Company in a consulting capacity.

Sincerely,
/s/ Kenneth J. Kelley
Ken Kelley

EXHIBIT D

INTRABIOTICS' EMPLOYMENT, CONFIDENTIAL INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT

[ COMPANY LOGO ]	Employee: Kenneth Kelley

INTRABIOTICS' EMPLOYMENT, CONFIDENTIAL INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT

        As a condition of my employment with IntraBiotics Pharmaceuticals, Inc. ("IntraBiotics"), and in consideration of my employment with IntraBiotics and my receipt of the compensation now and hereafter paid to me by IntraBiotics, I agree to the following:

1.    Confidential Information.

        (a)    IntraBiotics and Third Party Information.    I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of IntraBiotics, or to disclose to any person, firm or corporation without written authorization of an officer of IntraBiotics, any Confidential Information of IntraBiotics. I understand that "Confidential Information" means any IntraBiotics proprietary information, technical data, trade secrets or know-how, including, but not limited to, research and product plans, products, services, customer lists and customers, markets, developments, inventions, processes, formulas, technology, marketing, finances or other business information disclosed to me by IntraBiotics either directly or indirectly, in writing, orally or otherwise. I recognize that IntraBiotics has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on IntraBiotics' part to maintain the confidentiality of such information and to use it only for certain limited purposes, and I understand that such information is also Confidential Information. I further understand that Confidential Information does not include any of the foregoing items that has become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

        (b)    Former Employer Information.    I agree that I will not, during my employment with IntraBiotics, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of IntraBiotics any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

2.    Inventions.

        (a)    Inventions Retained and Licensed.    I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets that were made by me prior to my employment with IntraBiotics (collectively referred to as "Prior Inventions"), that belong to me, that relate to IntraBiotics' proposed business, products or research and development, and that are not assigned to IntraBiotics hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with IntraBiotics, I incorporate into an IntraBiotics product, process or machine a Prior Invention owned by me or in which I have an interest, IntraBiotics is hereby granted and will have a nonexclusive, royalty free, irrevocable, perpetual, worldwide license, with the right to grant sublicenses, to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

        (b)    Assignment of Inventories.    I agree that I will promptly make full written disclosure to IntraBiotics, and will hold in trust for the sole right and benefit of IntraBiotics, and hereby assign to IntraBiotics, or its designee, all my right, title, and interest in and to any and all inventions, original works or authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under patent, copyright or similar laws, that I may solely or jointly conceive or develop or

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reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of IntraBiotics (collectively referred to as "Inventions"). I further acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of and during the period of my employment with IntraBiotics and that are protectable by copyright are "works made for hire," as that term in defined in the United States Copyright Act.

        (c)    Maintenance of Records.    I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with IntraBiotics. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by IntraBiotics. The records will be available to and remain the sole property of IntraBiotics at all times.

        (d)    Patent and Copyright Registrations.    I agree to assist IntraBiotics, or its designee, at IntraBiotics' expense, in every way to secure copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including disclosing to IntraBiotics all pertinent information and data with respect thereto, and executing all applications, specifications, oaths, assignments and all other instruments that IntraBiotics shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to IntraBiotics, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers will continue after the termination of this Agreement. If incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to IntraBiotics as above, then I hereby irrevocably designate and appoint IntraBiotics and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

3.    Employment.

        (a)    Eligibility.    I understand that as an employer in the United States, IntraBiotics is required to certify that all of its employees are eligible to work in this country. Within the first three days of employment, I will present personal identification and employment eligibility documentation to IntraBiotics.

        (b)    Conflicting Employment.    I agree that, during the term of my employment with IntraBiotics, I will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which IntraBiotics is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to IntraBiotics.

        (c)    At-Will Employment.    I understand and acknowledge that my employment with IntraBiotics is for an unspecified duration and constitutes "at-will" employment. I acknowledge that this employment relationship may be terminated at any time, with or without cause, at the option of either IntraBiotics or myself, with or without notice. In the event of resignation, IntraBiotics requests two weeks notice.

4.    Returning IntraBiotics' Documents.    I agree that, at the time of leaving the employ of IntraBiotics, I will deliver to IntraBiotics (and will not keep in my possession, recreate or deliver to anyone else) any and all documents or property, or reproductions of any such documents or property, developed by me pursuant to my employment with IntraBiotics or otherwise belonging to IntraBiotics, its successors or assigns.

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5.    Solicitation of Employees.    I agree that for a period of twelve (12) months immediately following the termination of my relationship with IntraBiotics for any reason, whether with or without cause, I will not either directly or indirectly solicit, induce, recruit or encourage any of IntraBiotics' employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the IntraBiotics, either for myself or for any other person or entity.

6.    Representations.    I agree to execute any proper oath or verify any proper document requested by IntraBiotics to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by IntraBiotics. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict with the terms of this Agreement.

7.    Arbitration and Equitable Relief.

        (a)    Arbitration.    Except as provided in Section (b) below, I agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, will be settled by arbitration to be held in San Francisco, California, in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction. IntraBiotics and I will each pay one-half of the costs and expenses of such arbitration, and each of us will separately pay our counsel fees and expenses.

        (b)    Equitable Remedies.    I agree that it would be impossible or inadequate to measure and calculate IntraBiotics' damages from any breach of the covenants set forth in Section 1, 2, and 5 herein. Accordingly, I agree that if I breach my obligations under any of such Sections, IntraBiotics will have in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. I further agree that no bond or other security will be required in obtaining such equitable relief and I hereby consent to the issuance of such injunction and to the ordering of specific performance. I hereby further consent to the personal jurisdiction of the state and federal courts in California for any lawsuit filed there against me by IntraBiotics arising from or relating to this Agreement.

8.    General Provisions.

        (a)    Governing Law.    This Agreement will be governed by the laws of the state of California without reference to conflicts of laws principles.

        (b)    Entire Agreement.    This Agreement sets forth the entire agreement and understanding between IntraBiotics and me relating to the subject matter hereof except for the Letter Agreement dated, executed and ratified by the Board of Directors on November 14, 1995. The terms of Letter Agreement (such as term of employment) shall dominate terms of this Agreement for the period of time when such conflicts may arise. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

        (c)    Severability.    If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

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        (d)    Successors and Assigns.    This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of IntraBiotics, its successors, and its assigns.

Date:	March 21, 1995	/s/ KENNETH J. KELLEY Signature
Kenneth J. Kelley Name of Employee (printed)
1331 Hillview Drive Street
Menlo Park, CA 94025 City, State, Zip Code
Social Security Number
/s/ MP Baker Signature
Michael P. Baker Name of IntraBiotics' Officer (printed)
CFO Title

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[COMPANY LOGO]	Employee: Kenneth Kelley

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

            0             No inventions or improvements

                           Additional Sheets Attached

Signature of Employee:         /s/ KENNETH J. KELLEY

Print Name of Employee:         Kenneth J. Kelley

Date:             March 21, 1995

Print Name of Employee's Supervisor at             N/A

Print Name of supervisor:

Date:

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QuickLinks

  EXHIBIT 10.29
EXHIBIT A SENIOR EXECUTIVE SEVERANCE BENEFIT PLAN
EXHIBIT B 2001 OFFICER INCENTIVE BONUS PLAN
EXHIBIT C LETTER OF RESIGNATION
EXHIBIT D INTRABIOTICS' EMPLOYMENT, CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT
INTRABIOTICS' EMPLOYMENT, CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT
EXHIBIT A LIST OF PRIOR INVENTIONS AND ORIGINAL WORKS OF AUTHORSHIP